EXHIBIT 99.1

Contact:	Susan E. Moss Senior Vice President, Marketing and Communications (502) 596-7296

KINDRED APPOINTS JOSEPH L. LANDENWICH

AS GENERAL COUNSEL AND CORPORATE SECRETARY

LOUISVILLE, Ky. (December 22, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the appointment of Joseph L. Landenwich as General Counsel and Corporate Secretary. Mr. Landenwich will assume the role following the retirement of M. Suzanne Riedman, General Counsel and Chief Diversity Officer, effective January 31, 2016.

Ms. Riedman has served as Kindred’s General Counsel since August 1999 and as Chief Diversity Officer since December 2010. She joined the Company as Counsel in September 1995 and became Associate General Counsel in January 1996.

Mr. Landenwich has served as co-General Counsel and Corporate Secretary since May 2012. He joined the Company in 1996 and was named Corporate Secretary in November 1999.

“We thank Suzanne for her years of dedicated service and the invaluable guidance and advice she has provided on countless issues,” said Benjamin A. Breier, President and Chief Executive Officer of the Company. “Suzanne will be missed by me personally and by all who had the benefit of working with her.”

“Joe’s tireless dedication, expert legal advice and professional counsel during his tenure with Kindred have been instrumental in our strategic growth and development,” Mr. Breier said. “This promotion also recognizes his invaluable leadership in the development efforts of the Company and oversight of all our corporate legal functions over many years, as well as his steady counsel to me and the other members of the senior leadership team.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-95 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At September 30, 2015, Kindred through its subsidiaries had approximately 102,200 employees providing healthcare services in 2,723 locations in 47 states, including 95 transitional care hospitals, 18 inpatient rehabilitation hospitals, 90 nursing centers, 20 sub-acute units, 626 Kindred at Home home health, hospice and non-medical home care sites of service, 101 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,773 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc., which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation, which was acquired by the Company on January 1, 2015.

- END -